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                          ARTICLES OF INCORPORATION
                                     OF
                              MADE2MANAGE, INC.

     Made2Manage Systems, Inc. (hereinafter referred to as the "Corporation"), existing pursuant to the Indiana Business Corporation Law, desiring to give notice of corporate action effectuating a Restatement of its Articles of Incorporation, sets forth the following facts:

                              ARTICLE 1
                             RESTATEMENT

     SECTION 1.01. The date of incorporation of the Corporation is January 22, 1986.

     SECTION 1.02. The name of the corporation following this amendment to the Articles of Incorporation is Made2Manage Systems, Inc.

                              ARTICLE 2
                          PURPOSE AND POWERS

      SECTION 2.01 PURPOSE. The purpose for which the Corporation is formed is the transaction of any or all lawful business for which corporations may be incorporated under the Act.

     SECTION 2.02 POWERS. The Corporation shall have the capacity to act possessed by natural persons and, subject to any limitations or restrictions imposed by the Act, other law or the Articles of Incorporation, shall have the power to do all acts and things necessary, convenient or expedient to carry out the purposes for which it is formed.

     SECTION 2.03 LIMITATIONS. Nothing in these Articles of Incorporation shall be construed to authorize the conduct by the Corporation of the business of rural loan and savings associations, credit unions, or corporations for the conduct of banking, railroad, insurance, surety, trust, safe deposit, mortgage guarantee, or building and loan business, or to authorize the Corporation to carry on the business of receiving deposits of money, bullion, or foreign coins, or issuing bills, notes or other evidences of debt for circulation as money.

                              ARTICLE 3
                         PERIOD OF EXISTENCE

     SECTION 3.01 PERIOD. The period during which the Corporation shall continue is perpetual.


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                             ARTICLE 4
                 PRINCIPAL OFFICE AND RESIDENT AGENT

     SECTION 4.01 PRINCIPAL OFFICE. The post office address of the principal office of the Corporation is:

          9002 Purdue Road, Suite 200
          Indianapolis, Indiana 46268

     SECTION 4.02 RESIDENT AGENT. The name and post office address of its Resident Agent in charge of such office are:

          Katherine Kinder
          9002 Purdue Road, Suite 200
          Indianapolis, Indiana 46268

                            ARTICLE 5
                         TERMS OF SHARES

     "This Corporation is authorized to issue two classes of shares to be designated respectively Common Stock and Preferred Stock. The total number of shares of Common Stock this corporation shall have authority to issue is 10,000,000 and the total number of shares of Preferred Stock this Corporation shall have authority to issue is 3,662,111. The initial series of Preferred Stock shall be designated Series A Preferred Stock ("Series A Preferred") consisting of 79,137 shares, the second series of Preferred Stock shall be designated Series B Preferred Stock ("Series B Preferred") consisting of 255,331 shares, the third series of Preferred Stock shall be designated Series C Preferred Stock ("Series C Preferred") consisting of 577,643 shares and the fourth series of Preferred Stock shall be designated Series D Preferred Stock ("Series D Preferred") consisting of 750,000 shares.

     "The Board of Directors of the Corporation is vested with authority to determine and state the designations and relative preferences, limitations, voting rights, if any, and other rights of one or more additional series of Preferred Stock (the "Additional Preferred Series") by the adoption and filing in accordance with the Act before the issuance of any such shares of Additional Preferred Series, of an amendment or amendments to these Articles, as the same may, from time to time, be amended, determining the terms of such shares as Additional Preferred Series."

     The Corporation shall from time to time in accordance with the laws of the State of Indiana increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock.

     The relative rights, preferences, privileges and restrictions granted to or imposed on the respective classes of the shares of capital stock or the holders thereof are as follows:

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     SECTION 5.01   DIVIDENDS.  The holders of Preferred Stock shall be
entitled to receive, when and as declared by the Board of Directors, out of funds legally available therefor, dividends at a rate per share equal to the amount per share, whether in cash or property (other than capital stock of the Corporation) proposed by the Board of Directors for distribution with respect to Common Stock payable in preference and priority to any payment of any dividend on Common Stock of the Corporation. No dividends or other distributions shall be made with respect to the Common Stock, other than dividends payable solely in Common Stock, until all declared dividends on the Preferred Stock have been paid or set apart for payment. Such dividends shall not be cumulative and no right to such dividends shall accrue to holders of Preferred Stock unless declared by the Board of Directors.

     SECTION 5.02 LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, distributions to the shareholders of the Corporation shall be made in the following manner:

          (a) The holders of each share of Series D Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of this Corporation to the holders of Series A Preferred, Series B Preferred, Series C Preferred or Common Stock by reason of their ownership thereof, an amount equal to $2.00 per share for each share of Series D preferred then so held, adjusted for any combinations, consolidations, or stock distributions or dividends with respect to such shares. If the assets and funds thus distributed among the holders of Series D Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series D Preferred in proportion to the shares of Series D Preferred then held by them.

          (b) After the payment of the preferential amounts to the holders of Series D Preferred as provided in paragraph (a) above the holders of each share of Series C Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of this Corporation to the holders of Series A Preferred, Series B Preferred or Common Stock by reason of their ownership thereof, an amount equal to $4.00 per share for each share of Series C Preferred then so held, adjusted for any combinations, consolidations, or stock distributions or dividends with respect to such shares. If the assets and funds thus distributed among the holders of Series C Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series C Preferred in proportion to the shares of Series C preferred then held by them.

          (c) After the payment of the preferential amounts to the holders of Series D Preferred and Series C Preferred as provided in paragraphs (a) and
     (b) above, the holders of each share of Series B Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of this Corporation to the holders of Series A Preferred or Common Stock by reason of their ownership thereof, an amount equal to

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     $1.96 per share for each share of Series B Preferred then so held, adjusted for any combinations, consolidations, or stock distributions or dividends with respect to such shares. If the assets and funds thus distributed among the holders of Series B Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series B Preferred in proportion to the shares of Series B Preferred then held by them.

          (d) After the payment of the preferential amounts to the holders of Series D Preferred and holders of Series C Preferred and holders of Series B Preferred as provided in paragraphs (a), (b) and (c) above, the holders of the Series A Preferred and the Series B Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, the amount of $2.78 per share for each share of Series A Preferred and $1.098 per share for each share of Series B Preferred then held by them, adjusted for any combinations, consolidations, or stock distributions or dividends with respect to such shares and, in addition, an amount equal to all declared but unpaid dividends on the Series A Preferred and the Series B Preferred as then held by them. If the assets and funds thus distributed among the holders of the Series A Preferred and the Series B Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred and the Series B Preferred in proportion to the shares of Series A Preferred and the Series B Preferred then held by them.

          (e) After payment has been made to the holders of the Preferred of the full amounts to which they shall be entitled as aforesaid, the holders of the Common Stock shall be entitled to share ratably in the remaining assets.

          (f) For purposes of this Section 2, a merger or consolidation of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall be treated as a liquidation, dissolution or winding up, unless the shareholders of this Corporation hold at least 50% of the outstanding voting equity securities of the surviving corporation.

          (g) Each holder of an outstanding share of Preferred Stock shall be deemed to have consented to distributions made by the Corporation in connection with the repurchase of shares of Common Stock issued to or held by employees or consultants upon termination of their employment or services pursuant to agreements providing for the right of said repurchase between the Corporation and such persons.

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     SECTION 5.03   VOTING RIGHTS.

          (a) GENERAL VOTING. Except as set forth in subparagraph (b) below or as otherwise required by law, the holder of each share of Common Stock issued and outstanding shall have one vote and the holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the Preferred Stock could be converted at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established at the date such vote is taken or any written consent of shareholders is solicited, such votes to be counted together with all other shares of stock of the Corporation having general voting power and not separately as a class.

          (b) VOTING FOR THE ELECTION OF DIRECTORS. Except as provided below and so long as at least 368,741 shares of Preferred Stock (appropriately adjusted for any stock split stock dividend, combination, recapitalization or similar event; remain outstanding and have not been converted into Common Stock, the holders of Preferred Stock shall be entitled, voting as a separate class, to elect three (3) of the directors of the Company at each annual election of directors; provided, however, that holders of not less than a majority of the outstanding shares of Common Stock shall have approved one (1) of the three (3) directors elected by the holders of the Preferred Stock pursuant thereto. The holders of shares of Common Stock, voting as a separate class, shall be entitled to elect two directors of the Company at each annual election of directors. The foregoing provisions are subject to cumulative voting rights, under Indiana law. In the case of any vacancy in the office of a director occurring among the directors elected by the holders of a class as set forth above, the remaining directors so elected by that class may, by the affirmative vote of a majority thereof (or the remaining director so elected if there be but one), elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of a class as aforesaid may be removed during the term of office, either for or without cause by, and only by, the affirmative vote of the holders of a majority of the shares of the class of stock who elect such director or directors, given at a special meeting of such shareholders duly called for that purpose, or by the written consent of such shareholders and any vacancy thereby created may be filled by the holders of that class of stock represented at such meeting or signing such action by written consent. Notwithstanding the foregoing provisions, the special vote provisions contained in this subparagraph (b) shall terminate and be of no further force or effect upon the occurrence of any of the following events: (i) the closing of the Corporation's initial firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company having a minimum aggregate gross offering price of $5,000,000 and a minimum price per share (prior to underwriting commissions and offering expenses) of $5.56 adjusted for stock splits, stock dividends, combinations, recapitalization or similar events; (ii) upon the conversion of a least 737,482 shares of Preferred Stock (appropriately adjusted for any stock split, stock dividends, combination, recapitalization or similar event); or (iii) in the event of any reorganization or merger of this Corporation with or into any other entity, provided.-the

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     shareholders of this  corporation are holders of 50% or less of the voting equity securities of the surviving corporation.

          (c) NOTICE: FRACTIONAL SHARES. Holders of Common Stock and Preferred Stock shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes by the holders of Preferred Stock shall not, however, be permitted and any fractional voting rights resulting hereunder (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number.

     SECTION 5.04 CONVERSION. The holders of the Preferred Stock have conversion rights as follows (the "Conversion Rights"):

          (a) RIGHT TO CONVERT. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock, as is determined by dividing
     (i) $2.78, in the case of Series A Preferred, (ii) $3.058, in the case of Series B Preferred, (iii) $4.00 in the case of Series C Preferred, and (iv) $2.00 in the case of Series D Preferred by the Conversion Price, determined as hereinafter provided, in effect at the time of the conversion. The price at which shares of Common Stock shall be deliverable upon conversion (the "Conversion Price") shall initially be
     (i) $2.78, in the case of Series A Preferred, (ii) $3.058, in the case of Series B Preferred, (iii) $4.00 in the case of Series C Preferred, and (iv) $2.00 in the case of Series D Preferred, per share of Common Stock. Such initial Conversion Price shall be subject to adjustment as hereinafter provided.

          (b) AUTOMATIC CONVERSION. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price upon the occurrence of any of the following events: (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public having gross proceeds of at least $5,000,000 (net of underwriting commissions and offering expenses) at a minimum price per share of $5.56 per share (appropriately adjusted for any stock split stock dividend, combination, recapitalization or similar event; and an aggregate gross offering price of not less than $5,000,000; or (ii) approval of such conversion by the vote of the holders of not less than 75% of the aggregate number of outstanding shares of Preferred Stock. In the event of the automatic conversion of the Preferred Stock upon a public offering as aforesaid, the person(s) entitled to receive the Common Stock issuable upon such conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

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         (c)  MECHANICS OF CONVERSION.  No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that the holder elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, or in the case of automatic conversion on the date of closing of the offering or vote of the Preferred Stock, as applicable, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

          (d)  ADJUSTMENTS TO CONVERSION PRICE FOR DILUTING ISSUES.

               (i) SPECIAL DEFINITIONS. For purposes of this Section 4(d), the following definitions shall apply:

                    (1) 'OPTIONS' shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                    (2) 'ORIGINAL ISSUE DATED' shall mean the date on which the first share of Preferred Stock was first issued.

                    (3) 'CONVERTIBLE SECURITIES' shall mean any evidences of indebtedness, shares (other than the 1,629,137 shares of Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

                    (4) 'ADDITIONAL SHARES OF COMMON STOCK' shall mean all shares of Common Stock issued (or, pursuant to Section 4(d)
               (iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable at any time

                         (A) upon conversion of the 1,312,111 shares of Preferred Stock;

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                         (B)  to officers, directors, and employees of, and
                    consultants to, the Corporation to be designated and approved by the Board of Directors, in an aggregate amount of not more than 400,000 shares, appropriately adjusted for any recapitalization (provided that any shares repurchased by the Corporation from employees, directors and consultants at cost pursuant to the terms of stock repurchase agreements approved by the Board of Directors shall not be counted as issued for purposes of this calculation), plus any additional shares, the issuance of which has been approved by unanimous consent of the Board of Directors;

                         (C) as a dividend or distribution on Preferred Stock or any event for which adjustment is made pursuant to subparagraph (d) (vi) hereof;

                         (D) by way of dividend or other distribution on shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (A), (B) or
                    (C) or this clause (D) or on shares of Common Stock so excluded; or

                         (E) shares reissued which were originally issued in a transaction described in (A)-(D) above.

               (ii) NO ADJUSTMENT OF CONVERSION PRICE. No adjustment in the Conversion Price of a particular share of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such share ofPreferred Stock.

               (iii) DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON STOCK.

                    (1) OPTIONS' AND CONVERTIBLE SECURITIES. Except as otherwise provided in Section 4(d) (ii), in the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the


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               time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 4 (d) (v) hereof) of such Additional Shares of Common Stock would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                         (A) no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                         (B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                         (C) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if;

                              (I) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or


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                         exchanged, plus the additional consideration, if any,
                         actually received by the Corporation upon such conversion or exchange, and

                              (II) in the case of Options for Convertible
                         Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                         (D) no readjustment pursuant to clause (B) or (C) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date; and

                         (E) in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options.

                    (2) STOCK DIVIDENDS. In the event the Corporation at any time or from time to time after the Original Issue Date shall declare or pay any dividend on the Common Stock payable in Common Stock, then and in any such event, Additional Shares of Common Stock shall be deemed to have been issued immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividends; provided, however, that if such record date is fixed and such dividend is not fully paid the only Additional Shares of Common Stock deemed to have been issued will be the number of shares of Common Stock actually issued in such dividend, and such shares will be deemed to have been issued as of the close of business on such record date and the Conversion Price shall be recomputed accordingly.

               (iv) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. In the event thisCorporation shall issue Additional Shares of


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           Common Stock (including Additional Shares of Common Stock
           deemed to be issued pursuant to Section 4 (d) (iii)) without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; and provided further that, for the purposes of this Section (iv), all shares of Common Stock issuable upon conversion of outstanding Options, Convertible Securities and the Preferred Stock shall be deemed to be outstanding, and immediately after any Additional Shares of Common Stock are deemed issued pursuant to
           Section 4(d) (iii), such Additional Shares of Common Stock shall be deemed to be outstanding.

                (v)  DETERMINATION OF CONSIDERATION.  For purposes of this
           Section 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                    (1)  CASH AND PROPERTY: Such consideration shall:

                        (A) insofar as its consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;


                        (B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; and

                        (C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received in clauses (A) and (B) above, as determined in good faith by the Board.

                     (2) OPTIONS' AND CONVERTIBLE SECURITIES. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(d)
               (iii) (l), relating to Options and Convertible Securities, shall be determined by dividing

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                        (x)  the total amount, if any, received or
                    receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                         (y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                    (3) STOCK DIVIDENDS. Any Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(d) (iii) (2), relating to stock dividends and stock subdivisions, shall be deemed to have been issued for no consideration.

               (vi) ADJUSTMENTS FOR SUBDIVISIONS COMBINATIONS OR CONSOLIDATION OF COMMON STOCK. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, or otherwise), into a greater number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

               (vii) ADJUSTMENTS FOR OTHER DISTRIBUTIONS. In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of the Corporation other than shares of Common Stock and other than as otherwise adjusted in this Section 4 or as otherwise provided in
          Section 1, then and in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Preferred Stock.

               (viii) ADJUSTMENTS FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Preferred Stock immediately before that change.

          (e) NO IMPAIRMENT. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

          (f) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this
     Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

          (g) NOTICES OF RECORD DATE. In the event that this Corporation shall propose at any time:

               (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

               (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

               (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

               (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, this Corporation shall send to the holders of the Preferred Stock:

                    (1) at least 20 days' prior written notice of the date on which a record shall be taken for such dividends, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and

                    (2)  in the case of the matters referred to in (iii) and
               (iv) above, at least 20 days' prior written notice of the date when the gain shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

     Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of the Preferred Stock at the address for each such holder as shown on the books of this Corporation.

     SECTION 5.05   OPTIONAL REDEMPTION.

          (a) At any time after (i) the conversion of at least 63,310 shares of Series A Preferred into Common Stock, with respect to the Series A Preferred, (ii) the conversion of at least 204,264 shares of Series B Preferred Stock into Common Stock, with respect to the Series B Preferred, (iii) the conversion of at least 462,114 shares of Series C Preferred into Common Stock, with respect to the Series C Preferred Stock, and (iv) the conversion of at least 320,000 shares of Series D Preferred Stock into Common Stock, with respect to the Series D Preferred, this Corporation may, at the option of the Board of Directors upon satisfaction of the terms and conditions as stated herein, redeem any and all of the outstanding shares of Preferred Stock from any source of funds legally available therefor by paying a sum equal to the Optional Redemption Price, as defined below, of each share so redeemed.

          (b) The redemption price for each share of Preferred Stock repurchased pursuant to paragraph (a) above shall be (i) $3.06 per share for each share of Series A Preferred, (ii) $3.36 per share of Series B Preferred, (iii) $4.40 per share for each share of Series C Preferred, and (iv) $2.20 per share for each share of Series D Preferred, plus an amount equal to all declared but unpaid dividends on such share of Series A Preferred, Series B Preferred, Series C Preferred, or Series D Preferred as the case may be (the ("Optional Redemption Price"). Redemption of less than all of the then outstanding shares of Preferred Stock shall be pro rata among the holders of any series of Preferred Stock as to the number of shares held on the date of notice of redemption.

          (c) At least 60 days' previous notice by mail, postage prepaid, shall be given to the holders of record of the Preferred Stock for any redemption, such notice to be addressed to each holder at the address shown in the corporations records and which shall specify the date of redemption, the number of shares or the holder to be redeemed and the date at which conversion rights terminate. On or after the date of redemption as specified in such notice, each holder shall surrender such holder's certificate for the number of shares to be redeemed as stated in the notice (except that such number of shares shall be reduced by the number of shares which have been converted pursuant to Section 4 hereof between the date of notice and the date on which conversion rights terminate) to this corporation at the place specified in such notice.
     If less than all of the shares represented by such certificates are redeemed, a new certificate shall forthwith be issued for the unredeemed shares. Provided such notice is duly given, and provided that on the redemption date specified there shall be a source of funds legally available for such redemption and funds necessary for the redemption shall have been paid or made available at the place fixed for redemption, then all rights with respect to such shares shall, after the specified redemption date, terminate, whether or not said certificates have been surrendered, excepting only in the latter instance the right of the holder to receive the redemption price thereof, without interest, upon such surrender.

     On or prior to the date of redemption, the Corporation shall deposit the redemption price of all shares of Preferred designated for redemption in said notice and not yet redeemed with a bank or trust company having aggregate capital and surplus in excess of $25,000,000 as a trust fund for the beef it of the respective holders of the shares designated for redemption and not yet redeemed. Any moneys deposited by the Corporation pursuant hereto, for the redemption of shares thereafter converted into shares of Common pursuant to
Section 4 hereof no later than the fifth (5th) day preceding the date of redemption, shall be returned to the corporation forthwith upon such conversion. The balance of any moneys deposited by the corporation pursuant hereto remaining unclaimed at the expiration of one (1) year following the date of redemption shall thereafter be returned to the corporation upon its request expressed in a resolution of its Board of Directors.

     SECTION 5.06 COVENANTS. In addition to any other rights provided by law, so long as any Preferred Stock shall be outstanding, this Corporation shall not, without first obtaining the affirmative vote of the holders of at least 75% of such outstanding shares of Preferred Stock:

          (a) amend or repeal any provision of, or add any provision to, this Corporation's Articles of Incorporation if such action would alter or change the rights, preferences, privileges and restrictions of the Preferred Stock, or increase or decrease the number of shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Preferred Stock authorized hereby;

          (b) change the number of directors as set forth in the Corporations By-laws on the date of filing this Amendment;

          (c) authorize or issue shares of any class or series or stock having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Preferred Stock, or authorize or issue any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of this Corporation other than Common Stock;

          (d) reclassify any shares of Common Stock and any other shares of this Corporation other than the Preferred Stock into shares having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Preferred Stock;

          (e) authorize or approve any merger or consolidation with or into any other corporation or any sale of all or substantially all of the assets of the Corporation or any reorganization of the Corporation.

     SECTION 5.07 RESIDUAL RIGHTS. All rights accruing to the outstanding shares of this corporation not expressly provided for to the contrary herein shall be vested in the Common Stock."

                            ARTICLE 6
                             CAPITAL

     SECTION 6.01 AMOUNT. The Corporation shall not transact any business or incur any indebtedness, except such business or indebtedness as shall be incidental to its organization or to obtaining subscriptions to or payment for the shares of the Corporation, until consideration of the value of at least One Thousand Dollars ($1,000.00) has been received for the issuance of shares and allocated to the stated capital of the Corporation.

                            ARTICLE 7
                           INCORPORATOR

     SECTION 7.01 NAME AND POST OFFICE ADDRESS. The name and post office address of the Incorporator of the Corporation are as follows:

          Douglas P. Long
          BARNES & THORNBURG
          1313 Merchants Bank Building
          11 South Meridian Street
          Indianapolis, Indiana 46204


                            ARTICLE 8
              PROVISIONS FOR REGULATION OF BUSINESS
              AND CONDUCT OF AFFAIRS OF CORPORATION

     SECTION 8.01 LOCATION OF MEETINGS. Meetings of the Shareholders, the Board of Directors or any committees of the Board of Directors may be held at such place, within or without the State of Indiana, as may be specified in the respective notices or waivers of notice thereof.

     SECTION 8.02 PROVISIONS OF WORKING CAPITAL. The Board of Directors of the Corporation shall have power, from time to time, to fi: and determine and to vary the amount to be reserved as working capital of the Corporation and, before the payment of any dividends, it may set aside out of the net pro-fits of the Corporation such sum or sums as it may from time to time in its absolute discretion determine to be proper, whether as a reserve fund to meet contingencies or for the equalizing of dividends, or for repairing or maintaining any property of the Corporation, or for an addition to surplus, or for any corporate purposes that the Board of Directors shall think conducive to the best interest of the Corporation, subject only to such limitations as the Code of By-Laws of the Corporation may from time to time impose.

     SECTION 8.03 INTEREST OF DIRECTORS IN CONTRACTS. Any contract or other transaction between the Corporation and one or more of its Directors, or between the Corporation and any firm of which one or more of its Directors are members or employees, or in which they are interested, or between the Corporation and any corporation, partnership or association of which one or more of its Directors are shareholders, members, directors, officers, or employees, or in which they are interested, or in which the Corporation is a member, shareholder, or otherwise interested, shall be valid for all purposes, notwithstanding the presence of such Director or Directors at the meeting of the Board of Directors of the Corporation which acts upon, or in reference to, such contract or transaction and notwithstanding his or their participation in such action, if the fact of such interest shall be disclosed or known to the Board of Directors and the Board of Directors shall, nevertheless, authorize, approve or ratify such contract or transaction by a vote of a majority of the disinterested Directors present, notwithstanding the fact that such majority of the disinterested Directors present may not constitute a quorum, a majority of the Board of Directors, or a majority of the Directors present at the meeting at which the contract or transaction is considered. This Section shall not be construed to invalidate any contract or other transaction which would otherwise be valid under the common and statutory law applicable thereto.

      SECTION 8.04 DIRECTION OF PURPOSES AND EXERCISE OF POWERS BY DIRECTORS. The Board of Directors, subject to any specific limitations or restrictions imposed by the Act or these Articles of Incorporation, shall direct-the carrying out of the purpose and exercise the powers of the Corporation, without previous authorization or subsequent approval by the Shareholders of the Corporation.

     "In addition to any other considerations which the Board of Directors may lawfully take into account, in determining whether to take or to refrain from taking corporate action on any matter, including making or declining to make any recommendation to the Shareholders of the Corporation, the Board of Directors may in its discretion consider the long-term as well as short-term best interests of the Corporation (including the possibility that these interests may be best served by the continued independence of the Corporation), taking into account, and weighing as the Directors deem appropriate, the social and economic effects of such action on present and future employees, suppliers and customers of the Corporation and any subsidiaries of the Corporation (including account holders and borrowers of any such subsidiaries), the effect upon communities in which offices or other facilities of the Corporation are located, the effect on the Corporation's ability to fulfill its corporate obligations, and any other factors the Directors consider pertinent. The Corporation intends to be subject to the provisions of the Indiana Control Share Acquisitions Statute (codified at IC 23-I-42, ET. SEQ.) and the Indiana Business Combinations Statute (codified at IC 23-1-43, ET. SEQ.)"

     SECTION 8.05 AMENDMENTS OF ARTICLES OF INCORPORATION. The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation, or in any amendment hereto, or to add any provision to the Articles of Incorporation or to any amendment hereto, in any manner now or hereafter prescribed or permitted by the provisions of the Act or any amendment thereto, or by the provisions of any other applicable statute of the State of Indiana; and all rights conferred upon Shareholders in the Articles of Incorporation or any amendment hereto are granted subject to this reservation.

                            ARTICLE 9
                         INDEMNIFICATION

     SECTION 9.01 GENERAL. The Corporation -shall, to the fullest extent to which it is empowered to do so by the Indiana Business Corporations Law, as the same may be amended from time to time (the "Act"), or any other applicable laws, as from time to time in effect, indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, by reason of the fact that he is or was a Director, Officer, employee or agent of the Corporation, or who, while serving as such Director, Officer, employee or agent of the Corporation, is or was -serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether for profit or not, against expenses (including counsel fees), judgments, settlements, penalties and fines (including excise taxes assessed with respect to employee benefit plans) actually or reasonably incurred by him in accordance with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed, in the case of conduct in his official capacity, was in the best interests of the Corporation, and in all other cases, was not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, he either had reasonable cause to believe his conduct was lawful or no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not meet the prescribed standard of conduct.

     SECTION 9.02 AUTHORIZATION OF INDEMNIFICATION. To the extent that a Director, Officer, employee or agent of the Corporation has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in Section 10.01 of this Article, or in the defense of any claim, issue or matter therein, the Corporation shall indemnify that person against expenses (including counsel fees) actually and reasonably incurred by that person in connection therewith. Any other indemnification under Section
10.01 of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case, upon a determination that indemnification of the Director, Officer, employee or agent is permissible in the circumstances because he has met the applicable standard of conduct. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of Directors who were not at the time parties to such action, suit or proceeding; or (b) if a quorum cannot be obtained under subdivision (a), by a majority vote of a committee duly designated by the Board of Directors (in which designation Directors who are parties may participate), consisting solely of two (2) or more Directors not at the time parties to such action, suit or proceeding; or (c) by special legal counsel: (i) selected by the Board of Directors or its committee in the manner prescribed in subdivision (a) or (b), or (ii) if a quorum of the Board of Directors cannot be obtained under subdivision (a) and a committee cannot be designated under subdivision (b), selected by a majority vote of the full Board of Directors (in which selection Directors who are parties may participate); or (c) by the Shareholders, but shares owned by or voted under the control of Directors who are at the time parties to such action, suit or proceeding may not be voted on the determination.

     Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subdivision
(c) to select counsel.

     SECTION 9.03 GOOD FAITH DEFINED. For purposes of any determination under Section 10.01 of this Article 10, a person shall be deemed to have acted in good faith and to have otherwise met the applicable standard of conduct set forth in Section 10.01 if his action is based on information, opinions, reports or statements, including financial statements and other financial data, if prepared or presented by (a) one or more Officers or employees of the Corporation or another enterprise whom he reasonably believes to be reliable and competent in the matters presented; (b) legal counsel, public accountants, appraisers or other persons as to matters he reasonably believes are within the person's professional or expert competence; or (c) a committee of the Board of Directors of the Corporation or another enterprise of which the person is not a member if he reasonably believes the committee merits confidence. The term "another enterprise" as used in this
Section 10.03 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which the person is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent. The provisions of this Section 10.03 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standards of conduct set forth in Section 10.01 of this Article 10.

     SECTION 9.04 PAYMENT OF EXPENSES IN ADVANCE. Expenses incurred in connection with any civil or criminal action, suit or proceeding may be paid for or reimbursed by the Corporation in advance of the final disposition of such action, suit or proceeding, as authorized in the specific case in the same manner described in Section 10.02 of this Article 10, upon receipt of a written affirmation of the Director, Officer, employee or agent's good faith belief that he has met the standard of conduct described in Section 10.01 of this Article 10 and upon receipt of a written undertaking by or on behalf of the Director, Officer, employee or agent to repay such amount if it shall ultimately be determined that he did not meet the standard of conduct set forth in Section 10.01 of this Article 10, and a determination is made that the facts then known to those making the determination would not preclude indemnification under this Article 10.

     SECTION 9.05 PROVISIONS NOT EXCLUSIVE. The indemnification provided by this Article 10 shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under these Articles, the Corporation's Code of By-laws, any resolution of the Board of Directors or shareholders, any other authorization, whenever adopted, after notice, by a majority vote pf all voting stock then outstanding, or any contract, both as to action in his official capacity and as to action in another capacity while holding that office, and shall continue as to a person who has ceased to be a Director, Officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of that person.

     SECTION 9.06 VESTED RIGHT TO INDEMNIFICATION. The right of any individual to indemnification under this Article shall vest at the time of occurrence or performance of any event, act or omission giving rise to any action, suit or proceeding of the nature referred to in Section 10.01 of this
Article 10 and, once vested, shall not later be impaired as a result of any amendment, repeal, alteration or other modification of any or all of these provisions. Notwithstanding the foregoing, the indemnification afforded under this Article 10 shall be applicable to all alleged prior acts or omissions of any individual seeking indemnification hereunder, regardless of the fact that such alleged acts or omissions may have occurred prior to the adoption of this Article 10. To the extent such prior acts or omissions cannot be deemed to be covered by this Article 10, the right of any individual to indemnification shall be governed by the indemnification provisions in effect at the time of the prior acts or omissions.

     SECTION 9.07 INSURANCE. The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, Officer, employee or agent of the Corporation, or who is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by the individual in that capacity or arising from the individual's status as a Director, Officer, employee or agent, whether or not the Corporation would have power to indemnify the individual against the same liability under this Article.

     SECTION 9.08 ADDITIONAL DEFINITIONS. For purposes of this Article, references to the "Corporation" shall include any domestic or foreign predecessor entity of the Corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

     For purposes of this Article 10, "serving an employee benefit plan at the request of the Corporation" shall include any service as a Director, Officer, employee or agent of the Corporation which imposes duties on, or involves services by that Director, Officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries. A person who acted in good faith and in a manner he reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interest of the Corporation" referred to in this Article 10.

     For purposes of this Article 10, "party" includes any individual who is or was a plaintiff, defendant or respondent in any action, suit or proceeding, or who is threatened to be made a named defendant or respondent in any action, suit or -proceeding.

     For purposes of this Article 10, "official capacity," when used with respect to a Director, shall mean the position of director of the Corporation; and when used with respect to an individual other than a Director, shall mean the office in the Corporation held by the Officer or the employment or agency relationship undertaken by the employee or agent on behalf of the Corporation.

     "Official capacity" does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not.

     SECTION 9.09 PAYMENTS A BUSINESS EXPENSES. Any payments made to any indemnified party under this Article under any other right to indemnification shall be deemed to be an ordinary and necessary business expense of the Corporation, and payment thereof shall not subject any person responsible for the payment, or the Board of Directors, to any action for corporate waste or to any similar action."

     IN WITNESS WHEREOF, the undersigned, being the Incorporator designated in Article 8, executes these Articles of Incorporation and verifies and affirms, subject to penalties for perjury, that the facts herein stated are true this ______ day of October, 1997.



                                   ----------------------------------------
                                   By:     Katherine Kinder
                                   Its:    Secretary